EXHIBIT 99.1

VERSO ANNOUNCES CLOSURE OF
BUCKSPORT, MAINE PAPER MILL

MEMPHIS, Tenn. (October 1, 2014) - Verso Paper Corp. (NYSE:VRS) today announced plans to close its paper mill in Bucksport, Maine. The closure of the mill is expected to occur in the fourth quarter of 2014. The mill closure will reduce Verso’s coated groundwood paper production capacity by approximately 350,000 tons and its specialty paper production capacity by approximately 55,000 tons.

"The Bucksport mill unfortunately has not been profitable for a number of years, in spite of our employees’ dedicated efforts to make it so. Our assessment indicates that it is impossible for the mill to achieve profitability in today’s marketplace," said Verso President and Chief Executive Officer, Dave Paterson.

"This decision is especially difficult because of the significant impact that the closure of the Bucksport mill will have on many people across the region, especially our long-serving and hard-working employees and their families," said Verso Senior Vice President of Manufacturing and Energy, Lyle Fellows.

Verso is committed to helping the Bucksport mill employees who will be affected by the closure. Verso will work closely with union officials and salaried employees concerning severance benefits and other assistance. Verso also will work with local and state officials to help the affected employees access resources to identify alternative employment opportunities.

Verso will work with its customers to find the best long-term solutions for their product needs after the closure of the Bucksport mill. "Our desire in this process is to minimize disruption to our customers’ businesses to the extent possible. Even in the face of reduced production capacity, our customers know that they can depend on Verso to deliver high-quality paper products and exceptional customer service," said Verso Senior Vice President of Sales, Marketing and Product Development, Mike Weinhold.

Verso estimates that the closure of the Bucksport mill will result in pre-tax cash severance and other shutdown charges of approximately $35-45 million to be recorded in 2014 and 2015. The estimated cash charges consist of approximately $30-35 million in severance costs and approximately $5-10 million in other shutdown costs. Verso currently is analyzing options for the disposition of mill assets and thus does not have sufficient information to estimate the pre-tax noncash asset impairment and accelerated depreciation charges at this time. Verso expects that the noncash charges will be recognized in 2014.

"The Bucksport mill has a long and proud history. We thank all of our employees, the surrounding communities, and the many local and state officials who have partnered with us over the years," said Bucksport Mill Manager, Dennis Castonguay. "It’s difficult to put into words how much your support has meant to us."

About Verso Paper Corp.
Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso is headquartered in Memphis, Tennessee, and owns three paper mills located in Maine and Michigan. Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on its website at www.versopaper.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Contact
Verso Paper Corp.
Robert P. Mundy
Senior Vice President and Chief Financial Officer

901-369-4128
robert.mundy@versopaper.com
www.versopaper.com